NASDAQ: CYTX October 2017 Cytori Therapeutics Investor Presentation Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-219967 October 18, 2017

The forward-looking statements included in this presentation, involve known and unknown risks that relate to future events or our future financial performance and the actual results could differ materially from those discussed in this presentation. Some of those forward-looking statements include statements regarding: our financial condition and prospects; the expected reduction in operating expenses following our restructuring; our commercialized and pipeline products and technologies; the timing and conduct of our clinical trials and other parties’ clinical trials involving Cytori Cell Therapy™ and Cytori Nanomedicine, including associated financial, clinical and regulatory burdens and projected timing for trial approval, enrollment and completion; the various medical indications and markets that may be addressed by Cytori Cell Therapy and Cytori Nanomedicine; the potential benefits of our strategic initiatives in Japan; the potential effectiveness of Cytori Cell Therapy and Cytori Nanomedicine, including clinical outcomes; conduct of our European managed access program; anticipated uses of clinical trial data; regulatory, reimbursement and commercial strategies and pathways; potential costs and other adverse effects of diseases targeted for treatment by our products, including the Celution System; and anticipated future funding and contract revenues. Some risks and uncertainties related to such forward looking statements include risks and uncertainties regarding: the funding, conduct and completion of our clinical trials and other parties’ clinical trials involving Cytori Cell Therapy and Cytori Nanomedicine; our ability to successfully execute our managed access program; uncertain clinical outcomes, including the possibility that we may determine that there is not a viable continued development path for one or more of our product candidates; regulatory uncertainties (including potentially adverse decisions regarding our existing and expected regulatory registrations, approvals and authorizations); unfavorable reimbursement outcomes; inability to access sufficient capital on acceptable terms (including inability to fund, or find third party sources to fund, our proposed clinical trials or continued development of our technologies); the risk that the cost and other negative effects related to our workforce reduction may be greater than anticipated; the risk that we may not realize the benefits expected from our workforce reduction or other cost control measures; our ability to retain our existing employees and effectively operate our business with our reduced workforce; failure to maintain our substantially reduced cash burn; failure to achieve projected product revenue and contract revenue growth; our and our partners’ failure to launch products and grow revenues in markets where we currently forecast sales; our ability to service, pay and/or refinance our corporate debt and the potential that our secured lender, which has a lien on all of our assets, including our intellectual property, may accelerate our indebtedness and/or foreclose on our assets; availability of future government funding and changes in government procurement priorities; the U.S. federal government’s ability to reduce, modify or terminate the BARDA contract if it determines it is in its best interests to do so; increasing or unanticipated competitive pressures; potential performance issues with our products and technologies; lack of customer acceptance of our technologies; inability to find commercial partners for our therapies; risks related to our dependence on third party performance; the potential for litigation or other disagreements with third parties; and other risks and uncertainties described under the "Risk Factors" section in our filings with the U.S. Securities and Exchange Commission. These risks and uncertainties may cause our actual results to differ materially from those discussed in this presentation. We advise reading our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission for a more detailed description of these risks. Disclaimers Caution: Within the U.S., the Celution System is an investigational device limited by U.S. law to investigational use. Celase, Celution, Celution (with design), Cytori Therapeutics, and Cytori (with design) are registered trademarks of Cytori Therapeutics. Cytori Cell Therapy is a trademark of Cytori Therapeutics.  All third party trademarks are the property of their respective owners. NASDAQ: CYTX Forward-Looking Statements & Disclaimers

Free Writing Prospectus Statement 33% 15% 11% 22% 19% OTHER USA EU JAPAN ASIA-PACIFIC This presentation highlights basic information about us and the offering. Being a summary document, this slide deck does not contain all the information that you should consider before investing. We have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. The registration statement has not yet become effective. Before you invest, you should read the preliminary prospectus in the registration statement (including but not limited to the risk factors described therein) and other documents, including the our Form 10-Ks and Form 10-Q, that we have filed with the SEC for more complete information about us and the offering. You may get these documents for free by visiting the “Search EDGAR” section on the SEC web site at http://www.sec.gov. The preliminary prospectus, dated October 3rd, is available on the SEC website. Alternatively, we or the dealer-manager for this offering, Maxim Group LLC will arrange to send you a preliminary prospectus if you contact Maxim Group LLC, Prospectus Department, 405 Lexington Ave., New York, NY, 10174; Telephone: (212) 895-3745; Email: syndicate@maximgrp.com.

Overview

U.S.-Based Biotechnology Company (NASDAQ: CYTX)

cytori cell therapy	cytori nanomedicine
• Operations in San Diego, CA and Tokyo, Japan • Habeo™ Cell Therapy: late stage product for rare disease, scleroderma, with significant unmet needs • Cytori KK: profitable Japan subsidiary with experienced team and >$3M annual revenue • BARDA: $106M cost+fixed fee contract to develop medical counter measure for burns • Multiple investigator initiated and funded clinical trials in the US, Asia and Europe	• Operations in San Antonio, TX • Nanoparticle platform with protein stabilized, pegylated liposome encapsulation & delivery of workhorse oncology APIs • ATI-0918: liposomal doxorubicin with BE study versus Caelyx® complete; opportunity to be 1st EU generic of Caelyx® • ATI-1123: liposomal docetaxel with Phase 1 study complete; opportunity to be next-gen Taxotere®

Financial Highlights

- $11.4M in product and contract revenue in FY16
- $9M of cash and $14.2M of debt as of 6/30
- Restructuring implemented on Sept 1st, operating burn expected to be reduced to ~$1M/month

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Cytori Leadership NASDAQ: CYTX President & CEO - Marc H. Hedrick, MD, MBA UCLA, Stemsource , General, Vascular & Plastic Surgeon Chief Financial Officer - Tiago Girao, CPA Ernst & Young, KPMG, NuVasive GM Cell Therapy - John Harris, MBA Tyco electronics, Ballard Medical, Kimberly-Clark, Becton Dickinson Chief Scientist - John Fraser, PhD UCLA Vice President, Portfolio Management & Development - Cheri Rice Abbott Vascular, Volcano Corporation Vice President, Marketing - Russ Havranek, MBA Johnson & Johnson, Guidant, Volcano Corporation, Carefusion Chairman, Japan - Seijiro Shirahama, MA Baxter, Bristol-Meyers, Pharmacia, Loptex

Business Highlights

Habeo™ Cell Therapy for Scleroderma
- US STAR trial showed safety & efficacy trends in patients with diffuse scleroderma
- FDA meeting & JP trial planned

Profitable Growth in Japan
- Cytori Cell Therapy™ approved under new law
- Enrolling Phase 3 stress urinary incontinence trial
- 2016 $3.3M revenue; profitable

$106M BARDA Thermal/Radiation Contract
- US RELIEF Phase 1 clinical trial 1st patient planned in Q4
- 3 year contract option of $13.4M

Nanomedicine™ Oncology Platform
- Liposomal Doxorubicin bioequivalent to Caelyx®
- Manufacturing ramp up in 2017
- Plan to file EMA MA application in 2018

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Pipeline *Substantial third-party financial support or investigator initiated trial # BARDA funded program † Licensee funded program †† Regenerative Medicine Law NASDAQ: CYTX Therapeutic Market Indication Preclinical Phase 1 Phase 2 Phase 3 Status/Anticipated Milestone Habeo™ Scleroderma FDA meeting in 2017 Habeo™ Scleroderma/Cryopreserved * Launch 2019 Habeo™ Scleroderma Phase 3 2018 ECCO-50 Knee Osteoarthritis Available in JP Under RML†† ECCI-50 Male SUI * Launch 2019 DCCI-10 Thermal Burn/Radiation # Phase 1 2017 Kerastem Alopecia † Potential Phase 3 2018 Therapeutic Market Indication Preclinical Phase 1 Phase 2 Phase 3 Status ATI-0918 Breast, Ovarian, MM, Kaposi’s Launch 2019 w/ partner ATI-0918 Ovarian, MM, Kaposi’s BE 2018, need partner ATI-1123 Small Cell Lung Ca Phase 2 2018 ~$7.5M cost for post marketing or P3 trial ~$180K Cytori cost to completion US: ~$20M Phase 3; JP: Investment, ~$1-$2M Funded by JP Govt.; ~$80K Cytori cost to completion Funded by BARDA ~$8.0M cost to EMA approval ~$5M BE trial ~$8M US Phase II Trial Funded by partner Small approval trial being planned, ~$2-3M

Cytori Habeo™ Cell Therapy Scleroderma NASDAQ: CYTX

Cytori Cell Therapy™ Platform STEP HARVEST Small Volume Liposuction (100-360 mL) PROCESS Celution® System Cell Processing & Dose Preparation DELIVER Cytori Cell Therapy™ Injection or Infusion TIME 30 Min 120 Min 5 – 30 Min Same Day Manufacture with Proprietary Consumables, Software, and Enzymes Adipose Tissue Non-Viable Cellular Debris, Waste & Enzymes Adipose Derived Regenerative Cells 1 2 3 NASDAQ: CYTX IV Infusion Sub-Q or Tissue Injection

Lead Indication: Scleroderma Rare, Debilitating Autoimmune Condition Affecting Women at 4:11 Ratio Pathophysiology Scientific Rationale for Cytori Cell Therapy™ Preclinical and in vitro studies reported modulation of perivascular inflammation, improved endothelial function, and reduction of extracellular matrix (fibrosis) SCLERADEC-I pilot trial reported safety and long term efficacy in hand scleroderma Habeo™ (40M cell dose of Cytori Cell Therapy™) Evaluated in STAR Clinical Trial NASDAQ: CYTX Scleroderma Foundation Endothelial Dysfunction Vascular Damage Chronic Inflammation Fibrosis Diminished Hand Function Ulcers & Amputation

Addressable Population NASDAQ: CYTX UN Population Division Cleveland Clinic, Orphanet, MHLW Scleroderma Foundation van den Hoogen (2013) Estimate based on primary market research Population 1 Scleroderma Prevalence 2 Scleroderma Types 3 ~ 40,0005 Scleroderma Patients Worldwide with Moderate-Severe Hand Dysfunction may be Eligible and Willing to Receive Habeo™ Cell Therapy US: 244M EU: 743M JP: 127M 50% Diffuse | 50% Limited 39% Patients with Moderate-Severe Hand Dysfunction 4 50% Eligible & Willing to Receive Habeo™ Cell Therapy 5 US: 58,600 EU: 114,400 JP: 27,800

Product Positioning Current Standard of Care No therapies approved for treatment of hand dysfunction in scleroderma patients Existing 1st and 2nd line treatments for treatment of Raynaud’s Phenomenon or other aspects of scleroderma are often inadequate and/or poorly tolerated Existing 3rd line treatments are costly ($20K-$100k/yr)1 and often very poorly tolerated Habeo™ Cell Therapy Potential Positioning NASDAQ: CYTX First approved cell therapy and only highly effective and well-tolerated option approved to provide prolonged improvement in hand function and quality of life in scleroderma patients with hand disability. Estimate based on Company’s research

Habeo Cell Therapy™ Treatment Approach Ambulatory/Outpatient Procedure room Local or mild conscious sedation Single administration Habeo 0.5cc injection to each NVB 4m cells/digit NASDAQ: CYTX

U.S. STAR Clinical Trial

Habeo Cell Therapy

Study Design	
Study size	88
Randomization	1:1, Active:Placebo (Double-Blind)
U.S. Sites	19
Primary Endpoint	Cochin Hand Function Score (CHFS) at 24 and 48 weeks
Pre-Specified Subgroup Analysis	All Subjects; Subjects with Diffuse Cutaneous Scleroderma; Subjects with Limited Cutaneous Scleroderma
Secondary Endpoints	Health Assessment Questionnaire (HAQ) at 48 weeks, Raynaud's Condition Score (RCS) at 48 wks
Exploratory Endpoints	CHFS, RCS, and HAQ at times other than 24 and 48 weeks, EQ-5D (Quality of Life), Hand Mobility (Corner distances), Pinch and Grip Strength, Digital Ulcer Counts, Hand Volume, Finger Circumference, Adverse Events

Results Summary

- Single administration well-tolerated, strong safety profile and few serious AEs, most of which occurred within the placebo arm and not related to study procedures
- Primary endpoint did not achieve statistical significance for combined patient group at 24 and 48 weeks, but approached statistical significance (p=0.069) at 48 weeks in the pre-specified subgroup of patients with diffuse cutaneous scleroderma
- Improvement in key endpoints: hand function, disability, and Raynaud's severity all statistically significant at 12 weeks over placebo for combined patients
- Degree of improvement in hand function (CHFS) and disability (HAQ) was clinically meaningful for both combined and diffuse subgroup

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Key Endpoints: All Subjects

Primary Endpoint
**Change in Hand Function (CHFS)
at 24 and 48 weeks**



Improvement Over Baseline in Cochin Hand Function Score
16
14
12
10
8
6
4
2
0
p=0.28
p=0.029
p=0.44
p=0.34
p=0.30
0 6 12 18 24 30 36 42 48
Time After Treatment (weeks)

Secondary Endpoint
**Change in Disability (HAQ-DI)
at 48 weeks**



Improvement Over Baseline in Health Assessment Questionnaire: Disability Index
0.4
0.3
0.2
0.1
0.0
p=0.037
p=0.032
p=0.095
p=0.150
p=0.105
0 6 12 18 24 30 36 42 48
Time After Treatment (weeks)

Secondary Endpoint
**Change in Raynaud's Phenomenon (RCS)
at 48 weeks**



Improvement Over Baseline in Raynaud's Condition Score
3.00
2.50
2.00
1.50
1.00
0.50
0.00
p=0.384
p=0.009
p=0.744
p=0.163
p=0.305
0 6 12 18 24 30 36 42 48
Time After Treatment (weeks)
Placebo
Habeo™

Treated: n=48
Placebo: n=40

- Clinically meaningful efficacy trends noted combined group at 24 & 48 weeks
- Statistically significant benefit in all key endpoints @ 12 weeks in combined group
- Large placebo effect in combined group

Data presented as mean ± sem
Other than the 24 & 48 week time for CHFS, p values are not corrected for multiple comparisons

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Key Endpoints: Subjects with Diffuse Disease

Primary Endpoint
Change in Hand Function (CHFS)
at 24 and 48 weeks



Improvement Over Baseline in Cochin Hand Function Score
16
14
12
10
8
6
4
2
0
p=0.09
p=0.008
p=0.111
p=0.102
p=0.069
0 6 12 18 24 30 36 42 48
Time After Treatment (weeks)

Treated: n=32
Placebo: n=19

Secondary Endpoint
Change in Disability (HAQ-DI)
at 48 weeks



Improvement Over Baseline in Health Assessment Questionnaire: Disability Index
0.4
0.3
0.2
0.1
0
p=0.31
0.096
p=0.086
p=0.273
p=0.044
0 6 12 18 24 30 36 42 48
Time After Treatment (weeks)

Secondary Endpoint
Change in Raynaud's Phenomenon (RCS)
at 48 weeks



Improvement Over Baseline in Raynaud's Condition Score
3.00
2.50
2.00
1.50
1.00
0.50
0.00
p=0.6
p=0.022
p=0.479
p=0.657
p=0.409
0 6 12 18 24 30 36 42 48
Time After Treatment (weeks)
Placebo
Habeo™

- Clinically meaningful efficacy trends noted early and sustained for hand function and disability in the diffuse subgroup at 24 & 48 weeks that approached statistical significance
- At or near statistically significant benefit in all key endpoints @ 12 weeks in diffuse group

Data presented as mean ± sem
Other than the 24 & 48 week time for CHFS, p values are not corrected for multiple comparisons

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QOL Benefit Correlates with Hand Function Improvements in Diffuse Patients NASDAQ: CYTX Percentage of Patients Reporting Problems Affecting Quality of Life at 48 weeks Placebo Habeo™ Quality of Life data from EQ-5D assessment tool EQ-5D subscores unrelated to the hand (eg: Anxiety and Mobility) did not show a treatment effect Reduction in Disability Score at 48 weeks is More Evident in Elements Affected by the Hand Treated: n=32 Placebo: n=19 Subscores Related to the Hand Subscores Unrelated to the Hand

Other Exploratory Endpoints Also Improved in Diffuse Patients at 48 wks NASDAQ: CYTX Corner Distance- Hand Mobility Hand Volume Chuck Pinch: Thumb against index & middle fingers Lateral Pinch: Thumb against side of index finger Pulp Pinch: Thumb against pulp of index finger Sum of the 2nd-5th Finger Spread Placebo Habeo™ Pinch Strength Treated: n=32 Placebo: n=19

Regulatory Status/Plan U.S.- FDA meeting to define pathway and next steps - late 2017/early 2018 Japan - submit protocol for single-approval trial as orphan device EU - decision based on outcome SD-II trial NASDAQ: CYTX Market Agency Product Designation Orphan Designation U.S. FDA CBER FDA CBER Habeo™ Fresh: Device (Class III) Habeo™ Cryopreserved: Drug No Yes Japan PMDA MHLW Celution® System Device = Class I Consumables = Class I à Class III Yes with application Europe BSI EMA EMA Celution® System: Device (Class II/III) Habeo™ Fresh: ATMP Habeo™ Cryopreserved: ATMP No Yes Yes Plan

Anticipated Roadmap

Habeo Cell Therapy



Market
2017
2018
2019
2020
2021
U.S.
Outcome based on pre-submission meeting: (1) file for approval or (2) follow on trial
STAR Trial
FDA
1
PMA Prep
PMA Submission
If FDA requires
2
STAR P3, likely in diffuse subset
PMA Prep
PMA Submission
Japan
Based on PMDA requiring small ~20 patient non-randomized study; U.S. data are required as supplemental data for approval
ODD Prep. & Submission
CTA Prep. & Submission
STAR JP
Prep. & MAH Application to PMDA
PMDA Priority Review & MHLW Approval
Europe
Based on EMA requiring SCLERADEC-II trial of 40 patient @ 6 mo data
SCLERADEC-II P3
EMA Prep
EMA Submission

★ Marketing Authorization

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Cytori Japan Commercial Platform with Low Cost R&D Upside NASDAQ: CYTX

Long-Term Established Presence in Japan Standalone Business Unit with Multi-Functional Team Local CEO and organizational structure Expertise in regulatory, distribution & sales Profitable revenue generating business Significant installed base of devices Growth over last 2 years and anticipate continued growth in 2017 One of the leading regenerative medicine companies in Japan with rich pipeline and revenue growth NASDAQ: CYTX

Device Installation by Facility Type # National University Hospitals 12 Private Hospitals (Incl. Private University Hospitals) 18 Public Hospitals 1 Clinics 27 Animal Clinic 1 Non-Bank StemSource Installations 2 Bank Installations 4 Pending Installations2 8 SUI Clinical Trial3 4 Total (as of Jul 30, 2017) 77 Includes SUI Clinical Trial sites and devices pending installation Pending Installations denoted as (+#) in map SUI Clinical Trial denoted as in map * Investigator Initiated Study Approved RML Indications # Breast Augmentation 24 Facial 21 PAD 9 OA - Fresh 6 Breast Reconstruction 4 Soft Tissue 2 Sports Injuries 1 Periarthritis 1 OA - Cryo 1 Fracture 1 Cartilage 1 Heart Failure* 1 Intra Cerebral Hemorrhage* 1 Liver* 1 Stroke* 1 Total (as of Jul 30, 2017) 75 NASDAQ: CYTX Approved Regenerative Medicine Law Indications and Celution® Device Installed Base Hokkaido 7 (+2) Aomori 1 Fukushima 1 Tochigi 1 Saitama 2 Okinawa 1 Chiba 2 Tokyo 17 (+1) Kanagawa 7 Aichi 5 Shizuoka (+1) Osaka 6 (+1) Fukuoka 7 (+3) Kumamoto 1 Hiroshima 2 Tottori 1 Kyoto 1 Ishikawa 2 Nagano 1

3 Strategic Initiatives Vision Cytori Japan Initiative Empower current customers to maximize utilization, solve for doctor problem & patient problem through focused targeting. Aesthetic Excellence Capture significant near-term growth in the Self-pay Knee OA market through targeted marketing and clinical data. Change basis of competition and Position for additional lifestyle indications. Lifestyle Indications Obtain approval and reimbursement for Hand Scleroderma, Stress Urinary Incontinence, and Breast Reconstruction. Maximize pricing through indication specific registrations. Approved Therapeutic Indications 3 compelling 10-year Plan strategic initiatives based on a foundation of long term vision impacting society and the delivery of care. Significant revenue opportunity fueled by targeted investments. NASDAQ: CYTX Based on Management’s estimate

Overview and Timeline SAHD Est Mkt Size (2017): - $351,314,286; diffuse 50% KOA Est Mkt Size (2017): $469,860,000 Breast Recon Mkt Size: $125,714,286 Based on Management’s estimate †† Regenerative Medicine Law Phase 3 RML†† OK Large Available Market In Japan For 4 Key Indications along with an approved (partially funded by AMED) phase I trial NASDAQ: CYTX 2015 2016 2017 2018 2019 2020 2021 Estimated Market Size FX (¥/$) 105 Expected Market Entry Hand Scleroderma > $175M1 2021 Stress Urinary Incontinence > $75M4 2019 Breast Reconstruction > $126M3 2021 Knee Osteoarthritis > $470M2 (self-pay) 2016 Liver Cirrhosis TBD TBD ADRESU Investigator Initiated Approval Trial Small Approval Trial Planned Planned IIS Approval Trial (AMT) FX:105 JPY/USD Phase 1 IIS Trial

ADRESU Clinical Trial – Stress Urinary Incontinence

GRADUATE SCHOOL OF MEDICINE
SCHOOL OF HEALTH SCIENCES
NAGOYA UNIVERSITY

厚生労働省
Ministry of Health, Labour and Welfare

Opportunity

- First approved cell therapy in Japan for SUI

Pilot Trial Results

- Increased maximum urethral closing pressure
- Reduced 24-hour pad weight
- Increased blood flow
- 2 publications [1,2]

ADRESU Trial

- 45 patient multicenter pivotal trial; substantial institutional and governmental support for trial costs
- Primary Endpoint: rate of patients with improvement in urinary leakage volume with >50% reduction from baseline as measured by 24 hour urinary pad weight
- >75% enrolled by end of October → completion expected late 2017/early 2018
- Assuming positive follow-up data at 12 months, seek approval and reimbursement

1) Gotoh *et al*. (2014) Int J Urology 21 (3) 294-300
2) Yamamoto *et al*. (2012) Int J Urology 19 (7) 652-9
3) Based on Management's estimate

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Cytori U.S. BARDA Contract Thermal Burn / Radiation NASDAQ: CYTX

NASDAQ: CYTX U.S. BARDA Contract and RELIEF Trial Contract Goal Develop a national countermeasure to thermal burn complicated by radiation exposure Contract Funding Valued up to $106M $35M allocated through H1 2017 $13.4M awarded in May 2017 for clinical trial execution RELIEF Pilot Clinical Trial At up to 10 sites, assess the safety and feasibility of Cytori Cell Therapy™ administered intravenously in up to 30 patients with large (20-50% total body surface area), 3rd degree burns undergoing meshed skin grafting Potential to improve generalized healing: grafted site, partial thickness burns, and skin graft donor site Study initiation expected for Q4 2017, IDE application approved in Q2 2017

Cytori Nanomedicine™ Oncology NASDAQ: CYTX

Cytori Nanomedicine™ Platform Protein Stabilized, Pegylated Liposomal Nanoparticle Technology Sustained release Shield toxic drugs Deliver molecules and growth factors Reformulation Cell and tissue targeting Capabilities and Experience New GMP facility in San Antonio, Texas 10 year track record in R&D, manufacturing, and quality Full in-house analytical lab Proprietary controls and processes Completed 2 positive clinical trials (BE for ATI-0918 and Phase 1 for ATI-1123) NASDAQ: CYTX

Generic nanoparticle, pegylated liposomal encapsulated form of chemotherapeutic, Doxorubicin Anthracycline topoisomerase II inhibitor Activity via DNA intercalation Bioequivalence trial completed versus JNJ Caelyx®, approved for breast cancer, ovarian cancer, multiple myeloma, and AIDS-related Kaposi’s sarcoma Encapsulated doxorubicin much lower cardiotoxicity compared to non-encapsulated doxorubicin Market subject to recent global supply shortages Focused on being 1st generic to Caelyx® approved in Europe; then expand to U.S. and China NASDAQ: CYTX ATI-0918: Lead Product

NASDAQ: CYTX Global Market Potential Expected to Grow to $1.4B by 2024 Europe Reference Drug: Caelyx® Revenue in 2014: $280.1 mn Revenue in 2024: $459.3 mn CAGR: 5.7% Notable markets: UK, Germany North America Reference Drug: Doxil® Revenue in 2014: $399.4 mn Revenue in 2024: $665.2 mn CAGR: 5.9% Notable markets: USA, Canada Latin America Reference Drug: Caelyx® Revenue in 2014: $34.4 mn Revenue in 2024: $66.8 mn CAGR: 5.9% Notable markets: Brazil, Mexico Asia Pacific Reference Drug: Caelyx® Revenue in 2014: $75.6 mn Revenue in 2024: $153.1mn CAGR: 8.2% Notable markets: China, Japan MEA Reference Drug: Caelyx® Revenue in 2014: $25.0 mn Revenue in 2024: $47.3mn CAGR: 7.4% Notable markets: South Africa ATI-0918: Addressable Market

ATI-0918: Development Plan NASDAQ: CYTX Milestone Anticipated Completion Date EU Bioequivalence trial Complete Initiate stability testing 1H’18 Partnering 2017/2018 File for EMA Approval 2018 Launch 2019/2020 Q4 2017 Q1 2018 Q2 2018 Q3 2018 Q4 2018 Q1 2019 Q2 2019 Q3 2019 Q4 2019 EU ATI-0918 Facility Validation Fabricate Stability Lots Stability Testing Stability Testing EMA Filing (6 mos) 1 Year Stability complete EMA Filing/ Review Review Review/ Possible Approval USA ATI-0918 Accelerated Stability Testing BE Trial BE Trial BE Trial/ Data Data/ File Review Review

*Mahalingam et al (2014) Cancer Chemother Pharmacol. 74(6):1241-50 New Chemical Entity Protein Stabilized Liposomal Nano Particle Technology Pegylated & Albumin stabilized Branded Docetaxel (TAXOTERE, Sanofi) Available in 90 countries, approved for 11 indications Peak sales of €2.1B in 2010; €222M in 2015 (22% YOY decline due to generics) ATI-1123 Preclinical Summary (14 Studies) Greater efficacy than docetaxel Higher drug exposure Higher distribution & greater activity in certain tumors Serum pK studies indicate serum AUC 4-5x higher with ATI-1123 vs. Docetaxel ATI-1123 Phase 1 Clinical Trial 29 patients, doses of 15, 30, 60, 75, 90, and 110 mg/m2 ATI-1123 achieved a 20% increase in MTD vs. standard docetaxel and demonstrated signs of efficacy with 1 partial responder (with previous exposure to docetaxel) 16 of 26 evaluable patients (62%) experiencing stable disease, and with a toxicity profile comparable to and, in some cases, improved vs. that expected of docetaxel 82% of patients had clinical benefit NASDAQ: CYTX ATI-1123: Pipeline Product

ATI-1123: Next Steps Completed clinical and commercial evaluation Q3 2017 Initial clinical target- 2nd line for Small Cell Lung Cancer (SCLC) 30,000 patients in the US 93% patients relapse/refractory to 1st line and only approved 2nd line drug is Topotecan 68% relapse/refractory patients receive 2nd line therapy Standard docetaxel is used off label for SCLC, included in MD Anderson practice algorithm as 2nd line therapy Planned phase II trial in US in 2018 for second-line therapy for SCLC Positioning ATI-1123 as offering for reduced toxicity, similar or improved efficacy, and a more patient-friendly dosing schedule compared to Topotecan Expand clinical indications beyond SCLC in subsequent trials NASDAQ: CYTX

Trade Secrets and Know-how Celase® proprietary enzyme blend supplied exclusively to Cytori by Roche Cytori cell processing systems embody tissue collection, processing, and handling parameters resulting from >15 years of experience optimizing tissue processing, cell extraction and delivery Brand recognition and Trademarks NASDAQ: CYTX Multi-Tiered IP Protection Global Patent Estate 88 issued patents and >45 pending applications 15 issued patents in Japan (several pending)

2017 & 2018 Anticipated Milestones US FDA Meeting on Habeo PMA pathway & next steps Planned ‘first patient in’ for US RELIEF trial funded by USG Planned completion of enrollment in Japan ADRESU trial (or Q1 2018) Planned completion of enrollment in EU SCLERADEC- II trial Identify commercial partners for ATI-0918 NASDAQ: CYTX 2017 ATI-0918, complete manufacturing validation and production stability lots ATI-0918, file for EMA approval SCLERADEC-II trial readout ADRESU trial readout Begin Japanese scleroderma trial Begin Phase II trial on ATI-1123 for small cell lung cancer (pending funding) 2018